[EXECUTION]

First Interstate Bank of Nevada, N.A.        Bankers Trust Commpany
3800 Howard Hughes Parkway                   BT Securities Corporation
Suite 400                                    130 Liberty Street
Las Vegas, Nevada 89193                      New York, New York 10006



                                                                March 15, 1995



Players International, Inc.
3900 Paradise Road, Suite 135
Las Vegas, Nevada 89109

Attention:        Mr. Peter Aranow
                  Chief Financial Officer

                  Re:  $120 Million Reducing Revolving Credit Agreement

Ladies and Gentlemen:

     You have advised us that Players International, Inc. (the "Company") wishes to establish a $120 million bank credit facility (the "Credit Facility") for general corporate purposes. First Interstate Bank of Nevada, N.A. ("FIB") is pleased to confirm that it is willing to act as arranger, administrative agent (the "Administrative Agent") and managing agent of the Credit Facility and to provide up to $60 million of the Credit Facility. Bankers Trust Company ("BTCo") is pleased to confirm that it is willing to provide up to $60 million of the Credit Facility and act as managing agent of the Credit Facility (together with FIB, the "Managing Agents") and that its affiliate BT Securities Corporation ("BTSC") will act as an arranger of the Credit Facility (BTSC, in such capacity, collectively, with FIB, the "Co-Arrangers"). The Credit Facility shall consist of a secured reducing revolving loan facility. The Credit Facility shall include a $10 million subfacility for the issuance of standby letters of credit. With your consent (which consent shall not be withheld unreasonably), FIB and BTSC will arrange for other banks and financial institutions (each such bank and financial institution, including the Co-Arrangers, being a "Lender" and, collectively, the "Lenders") to provide a portion of the Credit Facility. Certain of the terms of the Credit Facility are set forth in Annex A attached hereto (the "Term Sheet").

     We have reviewed certain financial projections of the Company and met with representatives of the Company and we are pleased to advise you that the results of our due

PH02/80758.1
diligence investigation of the Company to date are satisfactory. However, neither we nor our counsel have had the opportunity to complete the due diligence efforts with respect to the Company necessary to substantiate the premises upon which our proposal is based. Accordingly, our commitments to provide the financing described in this letter are subject to our satisfaction, upon completion of our remaining due diligence, with the business, operations, condition (financial and otherwise) and prospects of the Company and satisfaction of the conditions to be set forth in the definitive documentation relating to the Credit Facility including, without limitation, those conditions set forth in the Term Sheet. In the event that our continuing review of the Company discloses information relating to conditions or events not previously disclosed to us or relating to new information or additional developments concerning conditions or events previously disclosed to us that we believe may have a material adverse effect on the condition (financial or otherwise), assets, properties, business or prospects of the Company, we may, in our sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or decline to participate in the proposed financing.

     The Company hereby represents and covenants that (a) all information, other than the Projections (as defined below), that has been or is hereafter made available to the Co-Arrangers or the Lenders by the Company or any of its representatives in connection with the transaction contemplated hereby (the "Information") is, and, in the case of Information made available after the date hereof, will be, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein in light of the circumstances in which made not materially misleading and (b) all financial projections concerning the Company that have been or are hereafter made available to the Co-Arrangers or the Lenders by the Company or any of its representatives in connection with the transaction contemplated hereby (the "Projections") have been or, in the case of Projections made available after the date hereof, will be, prepared in good faith based upon reasonable assumptions. The Company agrees to supplement the Information and the Projections from time to time until the Closing so that the representation and warranty in the preceding sentence is correct on the Closing. In arranging and syndicating the Credit Facility, the Co-Arrangers will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the representations and covenants contained herein shall be superseded by those contained in such definitive financing agreement.

     The costs and expenses (including reasonable fees and expenses of counsel to the Co-Arrangers, professional fees of consultants and other experts and out-of-pocket expenses of the Co-Arrangers, including without limitation syndication expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing agreements and the syndication of the Credit Facility shall be for the account of the Company. The Company further agrees to indemnify and hold harmless each of the Lenders and the Co-Arrangers and each director, officer, employee and affiliate thereof (each an "indemnified person") from and against any losses, claims, damages, liabilities or other expenses to which a Lender, a Co-Arranger or such indemnified persons may become

                                      -2-
PH02/80758.1
subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the actions of the Company or its affiliates in connection with, or any of the statements contained in this letter or directly relating to, the extension of the financing contemplated by this letter, or any use or intended use of the proceeds of any of the loans, letters of credit and other extensions of credit contemplated by this letter, and to reimburse each of the Lenders, each Co-Arranger and each indemnified person for any legal or other expenses incurred in connection with investigating, defending or participating in any such investigation, litigation or other proceeding (whether or not such Lender, such Co- Arranger or any such person is a party to any investigation, litigation or proceeding out of which any such expenses arise); provided, however, that the indemnity contained herein shall not apply to the extent of such losses, claims, damages, liabilities or other expenses that result from the gross negligence or willful misconduct of such Lender, such Co-Arranger or indemnified person. The obligations to indemnify each Lender, each Co-Arranger and such indemnified persons and pay such legal and other expenses shall remain effective until a definitive financing agreement is executed and thereafter the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreement. Neither Co-Arranger nor any other Lender shall be responsible or liable to any other party or any other person for consequential damages which may be alleged as a result of this letter.

     In connection with the services to be provided hereunder by the Co-Arrangers, they may employ the services of their respective affiliates. The Co-Arrangers may share with such affiliates, and such affiliates may share with them, any information concerning the Company; provided that the Co-Arrangers and such affiliates agree to hold any non-public information confidential in accordance with their respective customary policies relating to non-public information. Any such affiliate so employed (and its directors, officers, employees and affiliates) shall be entitled to all of the benefits afforded to the Co-Arrangers hereunder.

     This letter is confidential and shall not be disclosed by you to any person other than your accountants, attorneys, and, to the extent approved by the Co-Managers and Co-Arrangers, other advisors, and then only on a confidential basis. Additionally, you may make such disclosures of this letter as are required by law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation.

     Our offers will terminate on March 30, 1995, unless on or before that date you sign and return an enclosed counterpart of this letter together with an executed copy of the accompanying letter concerning certain fee arrangements and the payment described therein. The Credit Facility referred to herein shall in no event be available unless the conditions to closing thereunder shall have been satisfied on or prior to June 15, 1995.

     This letter may not be assigned or delegated by you whether by operation of law, change in control or otherwise.


                                      -3-
PH02/80758.1

     This letter agreement shall be construed in accordance with the internal laws of the State of Nevada. This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

     We appreciate having been given the opportunity by you to be involved in this transaction.

                                           Very truly yours,

                                           FIRST INTERSTATE BANK OF NEVADA, N.A.


                                           By: __________________________

                                           Title: _______________________



                                           BANKERS TRUST COMPANY


                                           By: __________________________

                                           Title: _______________________



                                           BT SECURITIES CORPORATION


                                           By:____________________________

                                           Title:_________________________


AGREED AND ACCEPTED THIS
___ day of March, 1995

PLAYERS INTERNATIONAL, INC.

By:_____________________

Title:__________________


                                      -4-
PH02/80758.1

                                                                       ANNEX A

                          PLAYERS INTERNATIONAL, INC.
                           SUMMARY OF PROPOSED TERMS
                               AND CONDITIONS OF
                                CREDIT FACILITY


     The following summarizes certain terms for a Reducing Revolving Credit Facility to be made available to Players International, Inc. This Summary of Proposed Terms and Conditions (the "Term Sheet") is not meant to be, nor shall it be construed as, an attempt to define all terms and conditions of the Credit Facility. Rather, this Term Sheet is intended only to outline certain basic points of business understanding around which the definitive documentation for the Credit Facility is to be structured. Further negotiations within the scope of the terms contained herein shall not be precluded by the issuance of this Term Sheet. All terms defined in the financing letter to which this Annex A is attached and not otherwise defined herein shall have the same meanings when used herein.


I.       THE CREDIT FACILITY

Borrower:
Players International, Inc.  (the "Company").

The Lenders:
First Interstate Bank of Nevada, N.A. ("FIB") and Bankers
Trust Company ("BTCo") and a syndicate of banks and financial institutions reasonably acceptable to Company (the
"Lenders").

The Co-Arrangers:
FIB and BT Securities Corporation (in such capacities, the "Co-Arrangers").

Administrative
Agent for the Lenders:
FIB (in such capacity, the "Administrative Agent").

Managing Agents:
FIB and BTCo

Type and Amount:
The Credit Facility shall consist of a $120 million Reducing Revolving Credit Facility. Reductions in the Credit Facility shall commence on the last day (the "Reduction Commencement Date") of the first calendar quarter occurring after the second anniversary of the closing (the "Closing"). However, the Company may request a one-year extension of the Reduction Commencement Date no less than ninety days prior to the Reduction Commencement Date then in effect. Such extension may be granted with the consent of all Lenders, subject to the Company's payment of an extension fee based upon prevailing market conditions and satisfaction of other conditions such as the Company's reaffirmation of all representations and warranties and the absence of any actual or potential event of default. If all Lenders do not consent to the requested extension, the requested extension will nonetheless become effective with the approval of a majority (66 2/3%) of the Lenders who had previously consented to such extension if (i) one of more of such Lenders in its sole discretion increases its commitment in an amount equal to the commitment(s) of the non-consenting Lender(s) or (ii) the Company elects to either (a) continue the Credit Facility at the reduced level (after paying off the non-consenting Lender(s)) or (b) bring in one or more additional financial institutions to assume the commitment(s) of the non-consenting Lender(s). Once reductions in the Credit Facility commence, they shall be made in eight equal semiannual amounts. The Credit Facility shall mature four years after the occurrence of the Reduction Commencement Date.

Loans under the Credit Facility will be subject to customary minimum borrowing limitations and notice periods.

Use of Proceeds:
The proceeds of the Credit Facility may be used by the Company for general corporate purposes excluding the funding of "hostile acquisitions" (to be defined in a mutually agreed manner). The Administrative Agent will make a $5,000,000 portion of the Credit Facility available for drawing on same day notice ("Swing Line Loans"). Each Lender shall make a loan weekly to fund out its proportionate share of outstanding Swing Line Loans and, prior to such weekly funding, shall be deemed to have purchased a risk participation in outstanding Swing Line Loans. Ten million dollars of the Credit Facility shall be available for the issuance of standby letters of credit to support corporate purposes to be agreed upon.

Security:
The Credit Facility shall be secured by liens on all real and personal property (the "Collateral") related to the gaming operations conducted by the Company at Mesquite, Metropolis and Lake Charles, including, without limitation, a pledge of the stock of all Guarantors (defined below) and all vessels, barges, leasehold interests, gaming equipment and fixtures.

To effect liens securing the Credit Facility, the Company and its subsidiaries shall execute and deliver to Administrative Agent all security agreements, financing statements, deeds of trust, ship mortgages, stock powers and other documents and instruments as are necessary to grant a first priority perfected security interest in and lien upon all the Collateral, subject to (i) liens existing at the closing, (ii) liens to secure permitted purchase money financing and (iii) customary permitted liens.

Negative pledge on all assets of the Company and its subsidiaries, subject to exceptions to be agreed upon.


Guarantors:
All subsidiaries of the Company in existence on the Closing and all Significant Subsidiaries (as defined below) organized or acquired by the Company after the Closing. A Significant Subsidiary shall be one now existing or hereafter created having a book value or fair market value in excess of $1,000,000.

Interest Rates:
All amounts outstanding under the Credit Facility (other than Swing Line Loans and letters of credit) shall bear interest, at the Company's option, at the Prime Rate or the LIBOR Rate plus the Applicable Margin. The Applicable Margin shall be determined by reference to the Adjusted Leverage Ratio as follows:



=============================================================================
    Adjusted Leverage                LIBOR                 Prime Rate
          Ratio                     Margin                   Margin
- -----------------------------------------------------------------------------
        Less than.75                 1.25%                     0%
- -----------------------------------------------------------------------------
   .75 to Lesss than 1.25            1.75%                     0%
- -----------------------------------------------------------------------------
   1.25 to Less than 1.75            2.00%                   0.25%
- -----------------------------------------------------------------------------
      1.75 and above                 2.25%                   0.50%
=============================================================================


The Adjusted Leverage Ratio shall be the ratio of the Company's Debt to EBITDA and shall be determined quarterly.

"Debt" means, without duplication, the sum of the daily average outstandings under the Credit Facility for such quarter plus Other Allowed Indebtedness (defined below) outstanding on the last day of such quarter plus letters of credit outstanding on such date plus Contingent Obligations on such date. This definition of Debt is applicable only to pricing.

"Contingent Obligations" means all debt with recourse to the Company or one of its subsidiaries, including all contingent liabilities for debt of a New Venture Subsidiary (as defined below) or New Venture (as defined below) and contingent liabilities or contingent assessments for additional capitalization and/or investment in such New Venture Subsidiary or New Venture.

"EBITDA" means income from operations of the Company and its subsidiaries after deducting all expenses other than interest, taxes, depreciation, and amortization, and after eliminating all extra-ordinary and non-recurring items.

Swing Line Loans shall bear interest at the Prime Rate plus the Applicable
Margin.

As used herein, the terms "Prime Rate" and "LIBOR Rate" shall have meanings customary and appropriate for financings of this type.

Interest on Prime Rate loans shall accrue on the basis of a 365/366 day year, and interest on LIBOR loans shall accrue on the basis of a 360 day year.

LIBOR loans will be available, at the Company's option, for one, two, three or six-month periods.

After an event of default, interest will accrue at the rate otherwise applicable plus 2% per annum.

Interest Payments:
Quarterly for Prime Rate loans; on the last day of the selected interest periods for LIBOR loans (and at the end of every three months, in the case of interest periods of longer than three months).

Letters of Credit:
The standby letter of credit fee shall be the Applicable Margin for LIBOR loans and shall be shared by all Lenders. An additional fee of .25% per annum shall be paid to the Administrative Agent as issuing bank. Such fees shall be calculated based on the maximum amount available for drawing and shall be paid in advance on the date of issuance of each letter of credit. The term of letters of credit may not exceed the earlier of one year from the date of issuance or the maturity of the Credit Facility. Each Lender shall buy a risk participation in all outstanding letters of credit.



PH02/80758.1

Commitment Fee:
The Commitment Fee will be calculated based on the Adjusted Leverage as set forth below:


=========================================================================
        Adjusted Leverage                       Commitment
              Ratio                                 Fee
- -------------------------------------------------------------------------
           Less than.75                           0.375%
- -------------------------------------------------------------------------
     .75 to Less than 1.25                        0.375%
- -------------------------------------------------------------------------
     1.25 to Less than 1.75                       0.50%
- -------------------------------------------------------------------------
         1.75 and above                           0.50%
=========================================================================


The Commitment Fee is a per annum rate calculated on the unused portion of the Credit Facility (reduced by the amount of letters of credit issued and outstanding but not by the outstanding Swing Line Loans), payable quarterly in arrears and accruing from the Closing. The Commitment Fee shall be calculated using the actual days elapsed and a 365/366 day year.

Voluntary Prepayments
and Facility Reductions:
The Credit Facility may be prepaid in whole or in part without premium or penalty (LIBOR loans prepayable only on the last days of related interest periods). The Company may voluntarily reduce the principal amount of the Credit Facility at any time. Voluntary reductions of the Credit Facility shall be applied as the Company directs to scheduled commitment reductions.

Representations and
Warranties:
Customary and appropriate, including without limitation due organization and authorization, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, no material adverse agreements, compliance with laws, environmental liabilities and full disclosure.

Covenants:
Customary and appropriate affirmative and negative covenants, including but not limited to financial covenants related to minimum fixed charge coverage, minimum EBITDA, maximum leverage and minimum tangible net worth.

Financial Covenants:
1. The minimum fixed charge coverage ratio shall be calculated on a rolling four quarters basis as follows: EBITDA for such period divided by the current portion of long-term debt plus cash interest expense plus capital lease payments, in each case for such period. The Company shall be required to maintain a fixed charge coverage ratio of no less than:

         Period                             Ratio

         First four quarters                1.50
         Quarters five through eight        1.60
         Thereafter                         1.75

2. The minimum EBITDA test shall be calculated on a rolling four quarters basis and shall be as follows:

         Period                          Minimum

         First four quarters               $55 million
         Quarters five through eight       $65 million
         Thereafter                        $75 million

3.       The maximum leverage ratio shall be as follows:

         Period                           Maximum

         First four quarters               2.50
         Quarters five through eight       2.25
         Thereafter                        2.00

         The leverage ratio shall be measured quarterly by dividing (a) the sum of (without duplication) (i) the average daily amount of loans and letters of credit outstanding under the Credit Facility during the most recent quarter plus (ii) Other Allowed Indebtedness outstanding on such date plus (iii) Contingent Obligations on such date by (b) EBITDA for the most recent four quarters.

4. Consolidated Tangible Net Worth shall be measured quarterly and shall be not less than 90% of Consolidated Tangible Net Worth as of the most recent quarter end prior to the Closing plus 75% of subsequent quarterly consolidated net income (not reduced by consolidated net losses) plus 50% of the net proceeds of any equity offering completed by the Company subsequent to the Closing minus any repurchases by the Company of its equity securities. Consolidated Tangible Net Worth shall be the sum of the par value of the Company's capital stock plus capital in excess of par plus retained earnings minus intangible assets such as trademarks and goodwill.

Investment
Restriction:
The Company shall not make investments (including New Venture Investments) and capital expenditures for any New Venture

Project without the consent of Majority Lenders if the aggregate amount thereof for any such New Venture Project would exceed:

(a)      $75 million if the Company's EBITDA for the most recent
         12 month period is less than $75 million, or

(b) $100 million unless the Company's EBITDA for the most recent 12 month period is greater than $75 million.

"New Venture Subsidiary" means any subsidiary of the Company (formed after Closing) to hold, directly or indirectly, an interest in a gaming establishment.

"New Venture" means a gaming establishment either owned by a New Venture Subsidiary or by an entity in which a New Venture Subsidiary is a partner, stockholder or co-owner.

"New Venture Investments" means all capitalization, investments, loans, distributions and advances of any kind and character whatsoever made by the Company in any New Venture Subsidiary or New Venture.

Restriction on
Stock Repurchases:
The Company shall not purchase any of its equity securities except in open market transactions and for an aggregate amount not in excess of $25 million plus 20% of quarterly net income after taxes.

Restriction on
Debt:
The Company shall not incur secured debt except for (a) secured interest rate swaps with Lenders having a maximum notional amount to be agreed upon, (b) existing secured purchase money debt and capital leases not to exceed $5 million, (c) secured purchase money debt and capital leases not to exceed $10 million for each New Venture Subsidiary and for the Mesquite operations and (d) secured purchase money debt and capital leases acquired through permitted acquisitions and purchases. The Company may incur secured and unsecured debt in an aggregate amount equal to the lesser of (i) $275 million or (ii) the maximum permitted under the Leverage Ratio. The debt described in clauses (a)-(d) above and the debt described in the prior sentence together constitute "Other Allowed Indebtedness" for purposes of the Adjusted Leverage Ratio and the Leverage Ratio.

Other Negative
Covenants:
Other negative covenants will include limitations on other liens except as described above under "Security", loans and advances except for loans in connection with New Ventures and New Venture Investments, restricted junior payments (dividends and payments on subordinated debt), mergers and acquisitions, sales of assets, transactions with affiliates and other provisions customary and appropriate for financings of this type, including exceptions and baskets to be mutually agreed upon.

Affirmative
Covenants:
The affirmative covenants shall include the following reporting provisions and other customary requirements:

o All reports required to be filed by the Company (10Q's, 10K's, proxies, etc.) within 15 days of filing.

o Quarterly compliance certificates within 45 days of each quarter end.

o        Quarterly New Venture project status report.

o Annual audited financial statements accompanied by an unqualified opinion by an independent certified public accountant within 90 days of each fiscal year end.

o Annual operating projections and capital expenditure budget within 120 days of each fiscal year end.

o Such additional information as the Lenders may reasonably request.

Events of Default:
Customary and appropriate, including without limitation failure to make payments when due, defaults under other agreements or instruments of indebtedness, a material adverse change (as described in item 6 on page A-9), noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, impairment of security interests in collateral, invalidity of guarantees, loss of license, and "changes of control" (to be defined in a mutually agreed upon manner).


II.   CONDITIONS TO LOANS

Certain Conditions
Precedent to Initial
Funding:
Conditions precedent to the initial funding of the Credit Facility will include, without limitation, the following:

1. Satisfactory Documentation. The definitive documentation evidencing the Credit Facility (the "Definitive Financing Documents") shall be prepared by counsel to Administrative Agent, shall be in form and substance satisfactory to Administrative Agent and Lenders

         (including such credit committee approval, if any, as is required by each Lender).

2.       Security.  The Administrative Agent, for the benefit of
         Lenders, shall have been granted a perfected security interest in all assets to the extent described above under the heading "Security".

3. Insurance. The Administrative Agent shall have received satisfactory assurances that an ALTA title insurance policy insuring the interest of the Lenders in certain of the real property securing the Credit Facility will be available in form and substance satisfactory to Administrative Agent. The Company shall provide Administrative Agent with evidence of other insurance coverage as Lenders may reasonably request and the Administrative Agent shall be named as loss payee thereof.

4. Appraisals. The Administrative Agent shall have received appraisals in form, scope and substance satisfactory to Administrative Agent and satisfying the requirements of any applicable laws and regulations concerning the real property security.

5.       Environmental Matters.  The Administrative Agent and
         Lenders shall have received reports and other information in form, scope and substance satisfactory to Administrative Agent and Lenders concerning environmental liabilities of the Company and its subsidiaries.

6. No Material Adverse Change. Since March 31, 1994, there shall have occurred no material adverse change in the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of the Company and its subsidiaries, taken as a whole.

7. No Disruption of Financial and Capital Markets. There shall have been no material adverse change after the date hereof to the syndication markets for credit facilities similar in nature to the Credit Facility and there shall not have occurred and be continuing a material disruption of or material adverse change in financial, banking or capital markets that would have an adverse effect on such syndication market, in each case as determined by Co-Arrangers in their sole discretion.

8. Financial Statements. The Administrative Agent and the Lenders shall have received the audited financial statements for the Company for the period ended March 31, 1994 and the unaudited financial statements for each subsequent quarter prior to the Closing (other than the quarter ended March 31, 1995).

9. Due Diligence. The results of the Managing Agents' continuing financial, legal, tax and accounting due diligence investigations, and any supplemental business or financial due diligence that the Managing Agents reasonably determine has become necessary, shall not disclose information not previously disclosed to the Managing Agents which causes the results of such diligence not to be satisfactory in all respects to the Managing Agents and Lenders. The Managing Agents and Lenders shall also have received any information reasonably necessary to conduct their continuing due diligence.

10. Customary Closing Documents. All documents required to be delivered under the Definitive Financing Documents, including customary legal opinions, evidence of necessary licenses, regulatory approvals and governmental permits, corporate records and documents from public officials and officers' certificates, shall have been delivered.

Conditions to All
Borrowings:
The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default, the absence of any material adverse change, and will otherwise be customary and appropriate for financings of this type.


III.     MISCELLANEOUS

Syndication:
A syndicate of financial institutions will be arranged by the Co-Arrangers. The Company shall cooperate with the Co-Arrangers in the syndication of the Credit Facility (including, but not limited to, participation in meetings with Lenders and assisting in the preparation of a Confidential Information Memorandum and other materials to be used in connection with such syndication) and shall provide and cause its advisors to provide all information reasonably deemed necessary by the Co-Arrangers to complete a successful syndication.

The Lenders may assign all or, in an amount of not less than $5 million, any part of their share of the Credit Facility to affiliates or one or more banks or other entities that are eligible assignees (to be described in the loan documentation) which, in the case of assignments made by Lenders other than the Managing Agents are reasonably acceptable to the Managing Agents, such consent not to be unreasonably withheld, and upon such assignment, such affiliate, bank or entity shall become a Lender for all purposes of the loan documentation; provided that assignments made to affiliates and other Lenders shall not be subject to the $5 million minimum assignment requirement. Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their share of the Credit Facility.

Majority Lenders:
Majority Lenders shall mean Lenders holding in the aggregate not less than 66-2/3% of the commitments under the Credit Facility.

Taxes, Reserve
Requirements &
Indemnities:
All payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings, or other deductions whatsoever. Unless foreign lenders furnish to the Administrative Agent (for delivery to the Company) appropriate certificates or other evidence of exemption from U.S. federal tax withholding, they shall not be eligible for the foregoing indemnification payments.

The Company is to indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Prime Rate or the LIBOR Rate.

Governing Law and
Jurisdiction:
The Company will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of Nevada and will waive any right to trial by jury. Nevada law shall govern loan documentation.

Administrative Agent's
Counsel:
O'Melveny & Myers.


PH02/80758.1

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